                                                                   EXHIBIT 10.12

[WEBGAIN LOGO]

May 12, 2000


Steve Brashear
1461 Robsheal Drive
San Jose, CA. 95125

Dear Steve:

     I am happy to extend the following offer of employment to you. This letter confirms the terms of your offer of employment with WebGain ("The Company") and such terms are as follows:

     1. Position and Responsibilities. We are happy to offer you the position of Chief Financial Officer reporting to Joe Menard, CEO. You will assume and discharge such responsibilities as are commensurate with such a position for which we believe you are well-qualified.

     2.   Compensation.

          a) In consideration of your services, you will be paid a base salary of $10,416.67 per pay period (annualized base salary of $250,000). The salary will be payable semi-monthly in accordance with The Company's standard payroll practices. Your base salary will be reviewed annually by the appropriate management of The Company in accordance with our review guidelines.

          b) We are also happy to include you in our Vice President Bonus Plan which will provide a target bonus amount of 40% of your base salary, based on corporate performance (subject to withholding taxes). Please note that you must be employed the entire quarter to receive the quarterly bonus. The Plan document will be provided on your first day of employment. We are happy to guarantee your bonus for the first 6 months of participation.

          c) We are also offering a $75,000 sign on bonus, payable in your first paycheck. Please note that should you voluntarily leave WebGain in less than 1 year's time, we will require reimbursement of this bonus based upon a proration of 1/12th per month outstanding.

     3. Benefits. You will be entitled to receive employee benefits made available by The Company to similarly situated employees to the extent of your eligibility. The details of our medical, dental, paid time off, and 401(k) programs will be discussed in our Orientation Program.

     4. Stock Options. Under the terms and conditions of The Company's 1997 Stock Plan, you will be granted options to purchase 1,800,000 shares of common stock of The Company. 100,000 shares will be Incentive Stock Options with a strike price of $1.00 and 1,700,000 will be Non-Qualified Stock Options with a strike price of $0.85 per share. The option may be exercised, in whole or in part, as follows. Twenty-five percent (25%) of the Number of Shares shall vest and may be exercised upon the first anniversary of the Date of Grant and an additional 1/48th of the Number of Shares shall vest and may be exercised upon the monthly anniversary of the Date of Grant thereafter. The Company's Stock Plan, including the Stock Option Agreement, will be sent to you separately. The grant date will be set by Board approval following your employment with WebGain, as determined by the date of such Board actions.

Should there be a Change in Control, as defined in the Stock Option Plan, the Stock Option Agreement will be amended to provide for complete vesting of the Option, provided that there is a substantive change of responsibilities after or as a result of a Change in Control.

     5. Confidential Information. You agree that you will execute The Company's Employment Confidential Information and Invention Assignment Agreement (to be developed and executed by both parties). You further agree that, at all times during the term of your employment and thereafter, you will abide by the terms of said agreement. You recognize that The Company desires not to improperly obtain or use any proprietary information or trade secrets of any former employer or the person or entity.

     6. Conflicting Employment. Prior to receiving this offer of employment from The Company, you may have been engaged in another employment, occupation, consulting or other business activity related to the business in which The Company is now involved or may become involved during the term of your employment. You acknowledge that your involvement in such business activity shall cease prior to your employment by The Company. You further agree that, during the term of your employment with The Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which The Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to The Company.

     7. Term of Employment. All employment at the Company is "at will". This means that both employees and The Company have the right to terminate employment at any time, with or without advanced notice, and with or without cause. Employees also may be demoted or disciplined and the terms of their employment may be altered at any time, with or without cause, at the discretion of The Company. No one other than the CEO of The Company has the authority to alter this arrangement, to enter into an agreement for employment for a specified period of time, or to make any agreement contrary to this policy, and any such agreement must be in writing and must be signed by the CEO of The Company and by the affected employee. However, in the event of involuntary termination for other than cause, WebGain agrees to pay 6 months of base salary as severance pay.

This offer is contingent upon:

     - Your ability to show proof of your identity and legal right to work in the United States as required by the U.S. Immigration and Naturalization Service (INS). Therefore, on your first day of employment you will be asked to provide proof of your identity as well as your legal right to work in the United States. In most cases, a United States Passport or a driver's license showing a photo of yourself, and a Social Security Card (which does not restrict your employment) will satisfy the INS regulation. Please bring this identification with you on your first day of employment.

     -    A successful outcome on WebGain's Background Verification Program.

     8. Arbitration Agreement. I hereby agree that any and all claims or controversies between me and The Company, relating to my employment with The Company, or termination thereof, shall be resolved by arbitration in accordance with the then applicable rules of the American Arbitration Association. I further understand and agree that The Company and I shall equally share the fees and costs of the arbitrator. Each party shall pay its own costs and attorney's fees, if any. However, if any party prevails on a statutory claim which affords the prevailing party attorney's fee, or if the arbitrator decides that fees should be awarded to the prevailing party, then the arbitrator may award reasonable attorney's fees and costs to the prevailing party. "I UNDERSTAND AND AGREE THAT THIS AGREEMENT TO ARBITRATE CONSTITUTES A WAIVER OF MY RIGHT TO A TRIAL BY A JURY OF ANY MATTERS SUBJECT TO ARBITRATION UNDER THIS AGREEMENT."

     We are excited about having you join The Company. Please acknowledge and confirm your acceptance of this offer by close of business May 18, 2000 at which point the offer will expire. You can accept by signing and returning the enclosed copy of this letter along with the completed User Account Request
Form to my attention. If you have any questions about this offer letter, please call me at (408) 570-8010.

Sincerely,


/s/ JEANNE WU
-------------------------------
Jeanne Wu
Vice President, Human Resources
BEA Systems Inc. for WebGain



I accept the terms of my employment with The Company as set forth herein. I understand that this offer does not constitute a contract of employment for any specified period of time, and that my employment relationship may be terminated by either party.

/s/ STEVE BRASHEAR
------------------------------
Name
Date: 5/16/00
Anticipated Start Date: 6/5/00